CERTIFICATE AND AMENDMENT TO
                    AMENDED AND RESTATED DECLARATION OF TRUST
                        OF DOMINI SOCIAL INDEX PORTFOLIO


         The undersigned, being at least a majority of the Trustees of Domini Social Index Portfolio, a New York trust (the "Trust"), in accordance with
Article X, Section 10.4(a) of the Trust's Amended and Restated Declaration of Trust dated as of June 7, 1989 (the "Declaration") and pursuant to Article X,
Section 10.4(c) of the Declaration, hereby certify that the following amendment to the Declaration was adopted unanimously by the Trustees of the Trust at a meeting held on June 30, 1997 and consented to by vote of Holders (as defined in the Declaration) holding more than 50% of the total Interests (as defined in the Declaration) entitled to vote on a proposal to so amend the Declaration.

         Section 2.2 of Article II of the Declaration is restated in its entirety as follows (capitalized terms therein have the respective meanings afforded them in the Declaration):

                    2.2. Term and Election. A Trustee may be elected either by the Holders or, as provided in this Declaration and subject to the limitations of the 1940 Act, by the Trustees. Each Trustee shall hold office during the lifetime of this Trust, or until the election and qualification of his or her successor, or until he or she sooner dies, resigns or is removed as provided in Section 2.3 below.

         IN WITNESS WHEREOF, the undersigned have executed this certificate and amendment to the Declaration as of the 22nd day of October, 1997. This instrument may be executed by the Trustees on separate counterparts and shall be effective when signed by a majority of the Trustees.


/s/ Emily W. Card                           /s/ Karen Paul
Emily W. Card                               Karen Paul


/s/ Amy L. Domini                           /s/ Timothy Smith
Amy L. Domini                               Timothy Smith


/s/ Allen M. Mayes                          /s/ Frederick C. Williamson, Sr.
Allen M. Mayes                              Frederick C. Williamson, Sr.


/s/ William C. Osborn
William C. Osborn

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